EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

GT Biopharma, Inc.

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 pertaining to the registration of 5,000,000 shares of common stock of GT Biopharma, Inc. of our report dated March 28, 2022, relating to the consolidated financial statements of GT Biopharma, Inc. and Subsidiaries as of December 31, 2021 and 2020 which appear in GT Biopharma, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission on March 28, 2022.

Weinberg & Company, P.A.

Los Angeles, California

July 25, 2022

PCAOB ID: 572